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                                              Exhibit 10(xiv)(c)




                       SUPPLEMENT TO EMPLOYMENT AGREEMENT
                       ----------------------------------


          This SUPPLEMENT TO EMPLOYMENT AGREEMENT (this "Sup-plement") is made and entered into as of the 9th day of Decem-ber, 1993 (the "Effective Date") by and between Borden, Inc. (the "Corporation"), a New Jersey corporation, and Anthony S. D'Amato ("Executive").


          WHEREAS, Executive and the Corporation entered into an Employment Agreement dated as of December 3, 1990, as amended as of September 24, 1991 and further amended as of June 22, 1993, and as supplemented by the letter agreement dated September 30, 1993 (as amended and supplemented, the "Employ-ment Agreement"); and


          WHEREAS, the Board of Directors of the Corporation has determined to terminate the Executive's employment without cause as of the Effective Date, and the parties desire to sup-plement the terms and conditions of the Employment Agreement relating to the cessation of Executive's employment by the Cor-poration and to deal with related matters in this Supplement;


          NOW, THEREFORE, in consideration of the mutual cov-enants set forth below and other good and valuable consider-ation, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto represent, warrant, covenant and agree as follows:


          1. Executive and the Corporation confirm that as of the Effective Date, notwithstanding any public statements to the contrary or any resignations executed by the Executive, Executive's employment by the Corporation and each of its sub-sidiaries including, without limitation, as Chairman, Chief Executive Officer and Director of the Corporation has been ter-minated by the Corporation without Cause and that such termina-tion of employment is a "Termination" as defined in paragraph 5.03(a) of the Employment Agreement.


          2. The Corporation shall pay all of the base salary accrued to the Executive but unpaid through the Effective Date on or before December 20, 1993, and shall, in accordance with its existing policies, reimburse Executive for all expenses incurred by him prior to the Effective Date promptly after sub-mission thereof.


          3.  The payments made pursuant to Section
3.01(h)(i)(A) of the Employment Agreement shall be paid on the first day of each month, in advance; provided that the payment for the period from December 10, 1993 through December 31, 1993






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shall be made on or before December 20, 1993, to the extent not previously paid.


         4. To the extent that the Executive is called upon to satisfy his obligations to the Corporation pursuant to Sec-tion 3.01(b)(ii) of ths Employment Agreement, the Corporation shall pay all expenses incurred by the Executive in connection therewith including, but not limited to, transportation, meals, lodging and legal fees and expenses.


         5. In the event of a Change of Control prior to the Terminal Date, the Corporation shall make s lump sum payment to the Executive, or in the event of his death, his legal repre-sentative, equal to the amounts payable but not yet paid pursu-ant to Section 3.01(b)(i)(A); provided that for purposes of determining the Executive's benefits under any benefit plans of the Corporation, the Executive's compensation for the year of the Change of Control and any relevant year thereafter shall be deemed to be $900,000.


         B. Section 3.01(b)(i) of the Employment Agreement shall be amended by deleting the following text:


              "mitigated by deducting any compensation and pension benefits that the Executive may earn during the same period for personal services to others, and . . . and further offset by


              (II) 50% of social security benefits payable to or on behalf of the Executive for the period in which he or his legal repressntatives are receiving such payments,


         Provided, however, that in no event shall the Execu-tive (or his survivor) receive any pension service credit for any period aftsr the death of the Execu-tive. The foregoing offsets shall be calculated and determined by the Corporation's actuaries and compen-sation counsel."


              Section 3.01(b)(i) is further amended by adding the following tsxt at the end thsreof:


         "Notwithstanding the foregoing, if there is a prepay-ment or an accelerated payment of an accrued benefit relating to the Executive's physical or mental incapacity that would have been paid at a later date, such amount shall not be offset hereunder."





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          7.  Sections 3.01(c) and (d) shall be deleted in
their entirety.


          8. The Executive shall have no duty to mitigate dam-ages to the Corporation as a result of this termination not to make any effort to seek other employment. Accordingly, Section 6 of the Employment Agreement shall be deleted in its entirety.


          9. The entire unvested portion of any and all stock options or restricted stock held by the Executive shall immedi-ately become fully vested and exercisable. Each such option shall be exercisable until ths earlier of (i) October 31, 2o02 or (ii) the expiration of the option in accordance with its terms.


          10. In consideration for the Executive's waiver of certain rights under the Employment Agreement, on or before December 20, 1993, the Corporation shall pay Executive $757,000. This amount shall not constitute pensionable income nor shall it be taken into account in determining amounts pay-able to the Executive under the Corporation's benefit plans.


          11.  The Corporation shall promptly pay or reimburse
Executive for all legal and other reasonable fess and consult-ing expenses incurred by him in connection with the preparation and negotiation of this Supplement.


          12. Section 8 of the Employment Agreement shall be amended by changing the notice address for the Executive as follows:


          To the Executive:      Anthony S. D'Amato
                                 250 Beacon Street
                                 Boston, MA 02116


          With a copy to:        Kenneth J. Novack, Esq.
                                 Mintz, Levin, Cohn, Ferris,
                                   Glovsky and Popeo, P.C.
                                 One Financial Center
                                 Boston, MA 02111



          13. The Corporation intends to provide Executive with continuing benefits through the Terminal Date consistent with Executive's long service to the Corporation, including his service as its Chairman and Chief Executive Officer. Accord-ingly, without limiting the generality of the foregoing, the corporation shall provide Executive with ths following benefits through October 31, 1997, or such earlier date specified below:




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          (a) Corporation-paid annual physical examinations.


          (b) Up to $15,000 per year for financial, tax and estate planning and counseling.


          (c) $15,000 per year will be ressrved from the Borden Foundation budget for Executive to designate grant re-cipients. Notwithstanding Executive's designation of grant recipients, the funds of the Borden Foundation will continue to be administered in accordance with regular Foundation guide-lines.


          (d) The Corporation will continue for Executive the matching benefit program available to current active directors for their own gifts to higher education or health institutions.


          (e) Until February 28, 1994 the Corporation shall permit Executive to continue to use his office located in North Andover, Massachusetts. Thereafter, for two years after the Effective Date, the corporation will pay for an office in a location designated by Executive and secretarial support at an expense not to exceed $30,000 per annum.


          (f) The Corporation shall pay the dues and expenses
(but not initiation fees) for the membership in and use of one country club and one luncheon club of the Executive's choice.


          (g) Liability and umbrella insurance benefits compa-rable to that provided to activs senior executives of the Cor-poration, at the Corporation's expense.


          14. Executive shall continue to have the exclusive use of the apartments he currently uses in New York until the earlier of the end of the lease term or August 31, 1994, and Columbus through March 31, 1994. The Executive may, prior to August 31, 1994, at his option acquire at book value any furni-ture and furnishings locatsd in any of the Corporation's apart-ments or offices used by the Executive immediatley prior to the Effective Date. The Executive may at his option acquire, at a price consistent with the Corporation's past practice for ter-minated exscutives, ownership of the 1992 Cadillac Seville Ex-ecutive is currently using in Columbus and the 1990 Buick Ex-ecutive is currently using in North Andover. Until October 31, 1997, the Corporation shall provide Executive with a car and chauffeur whenever he, in the greater New York City metropoli-tan area, is engaged in business, public or educational activi-ties on behalf of, or related to, the Corporation.


          The Corporation shall pay all reasonable expenses incurred by Executive in connection with Executive's removing



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his personal effscts from the Corporation offices and apart-
ments in New York and Columbus, including Executive's travel expenses related thereto.


          15. The Corporation has no present intention of modifying so as to reduce the entitlement of Executive to in-demnification under its By-Laws and, if it should do so, no such modification shall rssult in Executive's entitlement to indemnification being on terms and conditions which differ from the entitlement to indemnification of other persons who were directors and officsrs as of ths Effective Date. For three years following the Effective Date, the Corporation shall main-tain in effect for the benefit of the Executive, Directors and Officers Liability Insurance with respect to matters occurring prior to the Effective Date no less favorable than for other directors and officers of the Corporation who held office im-mediately prior to the Effective Date.


          16. All capitalized terms used but not defined hersin shall have the meanings givsn in the Employment Agres-ment. Except as modified hereby, the Employment Agreement shall continue in full force and effect; provided, however, that if the terms of the Employment Agreement and this supple-ment conflict, the terms of this Supplement shall govern.


          17. The parties agree to take all action reasonably necessary to effectuate the intent of this Supplement.


          18. The Corporation represents that the execution and delivery of this Supplement has been duly authorized by the Corporation's Board of Directors, or an authorized committee thereof, and constitutes its legal, valid and binding obliga-tion, enforceable against it in accordance with its terms.


          19.  This Supplement may be executed in counterparts.





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          IN WITNESS WHEREOF the parties hereto have executed
this Supplement as of the day and year first above written.


                                 CORPORATION:


                                 BORDEN, INC.



                                 BY:__________________________



                                 EXECUTIVE:



                                 _____________________________
                                 Anthony S. D'Amato






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